Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF ABITIBIBOWATER

On October 29, 2007, pursuant to the Combination Agreement and Agreement and Plan of Merger, dated as of January 29, 2007, among AbitibiBowater Inc., a Delaware corporation (“AbitibiBowater”), Abitibi-Consolidated Inc. (“Abitibi”), Bowater Incorporated (“Bowater”), Alpha-Bravo Merger Sub Inc.(“Merger Sub”), and Bowater Canada Inc., to be renamed AbitibiBowater Canada Inc. (“AbitibiBowater Canada”), as amended by the First Amendment, dated as of May 7, 2007 (as amended, the “Combination Agreement”), Merger Sub merged with and into Bowater (the “Merger”), with Bowater continuing as the surviving corporation. The combination and each of the other transactions contemplated by the Combination Agreement are expected to be completed substantially concurrent with the Merger. Upon completion of the combination and other transactions contemplated by the Combination Agreement, each of Abitibi and Bowater will become a subsidiary of AbitibiBowater.

The following unaudited pro forma condensed combined balance sheet gives effect to the combination as if it had occurred on June 30, 2007. The accompanying unaudited pro forma condensed combined statements of earnings give effect to the combination as if it had occurred on the first day of the periods presented. The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable, including the consummation of the combination.

This unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized had the combination actually taken place at the dates indicated, and does not purport to be indicative of future financial position or operating results. Actual adjustments will likely differ from the pro forma adjustments. Future operating results may differ materially from the unaudited pro forma financial information presented below due to various factors.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements of Abitibi and Bowater and the notes thereto.

AbitibiBowater will account for the combination using the purchase method of accounting under U.S. GAAP. Although the combination of Abitibi and Bowater is considered by them to be a merger of equals, U.S. GAAP requires that one of the two companies in the transaction be designated as the “acquirer” for accounting purposes. Based on a review of the applicable accounting standards, AbitibiBowater determined that Bowater was the “acquirer” solely for accounting purposes. Since AbitibiBowater is considered to be a continuation of Bowater for accounting purposes, subsequent to the combination, AbitibiBowater is considered the acquirer. As of the date of this document, AbitibiBowater has not completed the detailed valuation studies necessary to determine the required estimates of the fair value of the assets and liabilities of Abitibi acquired or assumed. However, as indicated in Note 2 of the unaudited pro forma condensed combined financial information, AbitibiBowater has made certain adjustments to the historical book values of the assets and liabilities of Abitibi. These adjustments reflect certain preliminary estimates of fair value necessary to prepare the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2007

(in millions of U.S. dollars)

	AbitibiBowater	Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Assets
Current assets:
Cash and cash equivalents	$—	$89	$250	$—		$—		$339
Accounts receivable, net	—	427	306	—		—		733
Inventories	—	383	622	1	A	—		1,006
Other current assets	—	72	109	(22	) B	(18	) D	141

Total current assets	—	971	1,287	(21)		(18)		2,219
Fixed assets, net	—	2,840	3,475	880	C	—		7,195
Goodwill	—	591	1,176	(1,176	) D	18	D	652
				43	D
Intangible assets	—	—	424	339	C	—		763
Deferred income taxes	—	—	308	—		(308	) E	—
Other assets	—	146	249	(33	) F	—		362

Total assets	$—	$4,548	$6,919	$32		$(308)		$11,191

Liabilities and shareholders’ equity
Current liabilities:
Current installments of long-term Debt	$—	$16	$335	$—		$—		$351
Short-term bank debt	—	—	—	—		259	G	259
Accounts payable and accrued Liabilities	—	418	691	32	H	—		1,141

Total current liabilities	—	434	1,026	32		259		1,751
Long-term debt, net of current Installments	—	2,243	3,205	(296	) I	(259	) G	4,893
Pension and other postretirement benefit obligations	—	649	737	—		—		1,386
Other long-term liabilities	—	93	14	153	J	—		260
Deferred income taxes	—	336	234	431	E	(308	) E	693
Minority interests in subsidiaries	—	75	68	—		—		143
Shareholders’ equity	—	718	1,635	(1,635	) K	—		2,065
				1,347	K

Total liabilities and shareholders’ equity	$—	$4,548	$6,919	$32		$(308)		$11,191

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Six months ended June 30, 2007

(in millions of U.S. dollars, except for share and per share data)

	AbitibiBowater	Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Sales	$—	$1,570	$1,851	$—		$—		$3,421
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	—	1,240	1,484	(34)	L	36	N	2,689
				(19)	L	(18)	T
Depreciation, amortization and cost of timber harvested	—	160	189	(33)	M	—		316
Distribution costs	—	158	214	—		—		372
Selling and administrative expenses	—	95	63	(4)	L	—		154
Mill closure and other elements	—	—	(28)	—		28	N	—
Net gain on disposition of assets	—	(123)	—	—		(64)	N	(187)

Operating income (loss)	—	40	(71)	90		18		77
Interest expense	—	(95)	—	(15)	O	(148)	Q	(258)
Financial expenses	—	—	(154)	3	P	151	Q	—
Other income, net	—	(18)	226	—		(3)	Q	208
						3	R

Income (loss) before income taxes and minority interests	—	(73)	1	78		21		27
Income tax (provision) benefit	—	(20)	80	(26)	S	(7)	T	27
						—	R
Earnings from equity method investments	—	—	3	—		(3)	R	—
Minority interests, net of tax	—	(5)	(17)	—		—		(22)

Net income (loss)	$—	$(98)	$67	$52		$11		$32

Income (loss) per share:
Basic income (loss) per share	$—	$(1.71)	$0.15					$0.56
Diluted income (loss) per share	$—	$(1.71)	$0.15					$0.56
Average number of shares outstanding (in millions):
Basic	—	57.4	440.0					57.4

Diluted	—	57.4	440.0				U	57.6

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

Year ended December 31, 2006

(in millions of U.S. dollars, except for share and per share data)

	AbitibiBowater	Bowater	Abitibi	Purchase Price Allocation Pro Forma Adjustments		Other Pro Forma Adjustments		Combined AbitibiBowater Pro Forma
Sales	$—	$3,530	$4,221	$—		$—		$7,751
Costs and expenses:
Cost of sales, excluding depreciation, amortization and cost of timber harvested	—	2,683	3,160	(64)	L	8	N	5,750
				(37)	L
Depreciation, amortization and cost of timber harvested	—	323	386	(79)	M	—		630
Distribution costs	—	334	456	—		—		790
Lumber duties refund	—	(93)	(147)	—		—		(240)
Selling and administrative expenses	—	175	116	(8)	L	—		283
Mill closure and other elements	—	—	(8)	—		8	N	—
Impairment and other related charges	—	253	—	—		—		253
Net gain on disposition of assets	—	(186)	—	—		(16)	N	(202)

Operating income	—	41	258	188		—		487
Interest expense	—	(196)	—	(30)	O	(289)	Q	(515)
Financial expenses	—	—	(269)	6	P	263	Q	—
Other income, net	—	44	(16)	—		26	Q	65
						11	R

(Loss) income before income taxes and minority interests	—	(111)	(27)	164		11		37
Income tax (provision) benefit	—	(19)	100	(54)	S	(3)	R	24
Earnings from equity method investments	—	—	8	—		(8)	R	—
Minority interests, net of tax	—	(5)	(32)	—		—		(37)

Net (loss) income before cumulative effect of accounting changes	$—	$(135)	$49	$110		$—		$24

Income (loss) per share:
Basic income (loss) per share	$—	$(2.36)	$0.11					$0.42
Diluted income (loss) per share	$—	$(2.36)	$0.11					$0.42
Average number of shares outstanding (in millions):
Basic	—	57.4	440.0					57.4

Diluted	—	57.4	440.0				U	57.4

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information of AbitibiBowater

Note 1: Basis of Presentation

The unaudited pro forma condensed combined balance sheet gives effect to the combination as if it had occurred on June 30, 2007. The unaudited pro forma condensed combined statements of earnings give effect to the combination as if it had occurred on January 1, 2006, the first day of AbitibiBowater’s fiscal year ended December 31, 2006. The unaudited pro forma condensed combined financial information includes adjustments directly attributable to the combination. The pro forma adjustments are described in the accompanying notes and are based upon available information and assumptions that are factually supportable, including the consummation of the combination.

AbitibiBowater’s unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with respect to the combination, with AbitibiBowater being treated as the “acquirer” of Abitibi solely for accounting purposes. Immediately following the consummation of the combination, AbitibiBowater will become an independent public company. Unless otherwise stated, all amounts shown in this section are in U.S. dollars and in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Bowater’s historical consolidated financial statements were prepared in accordance with U.S. GAAP and are presented in U.S. dollars. Abitibi’s historical consolidated financial statements were prepared in accordance with Canadian GAAP and are presented in Canadian dollars. Canadian GAAP differs in certain significant respects from U.S. GAAP. Abitibi’s unaudited consolidated balance sheet as of June 30, 2007 and its unaudited consolidated statement of earnings for the six months ended June 30, 2007 were reconciled to U.S. GAAP. As disclosed in Note 29 to Abitibi’s audited consolidated financial statements filed with the Canadian securities regulatory authorities on SEDAR on June 7, 2007 and contained in its report on Form 40-F/A filed with the SEC on June 7, 2007, Abitibi’s historical consolidated statement of earnings for the year ended December 31, 2006 was reconciled to U.S. GAAP. The adjustments to U.S. GAAP were used to prepare the historical Abitibi financial information in the accompanying pro forma condensed combined financial information. For pro forma purposes, these U.S. GAAP financial statements were also translated from Canadian dollars to U.S. dollars using the period-end rate for the balance sheet and the average of the monthly average rates during the period for the statements of earnings, based on the Federal Reserve Bank of New York noon rate.

The unaudited pro forma condensed combined financial information assumes that AbitibiBowater’s combination has been accounted for in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141) and that the resulting goodwill and other intangible assets are accounted for in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles Assets (SFAS No. 142). The total purchase price is allocated to the tangible and intangible assets acquired and liabilities assumed based on AbitibiBowater’s preliminary estimates of their fair values. Changes are expected as valuations of tangible and intangible assets and liabilities are finalized. As a result, actual fair values of assets acquired and liabilities assumed and related future operating results, including actual cost of sales, depreciation, amortization expense, interest expense and income tax expense, could differ materially from those reflected in the unaudited pro forma condensed combined financial information included herein.

In preparing the unaudited pro forma condensed combined financial information, a preliminary review was undertaken to identify differences between Abitibi’s accounting policies and financial statement presentation and those used by Bowater where the impact was potentially material and could be reasonably estimated. The accounting policies and presentation used in the preparation of the unaudited pro forma condensed combined financial information are those set out in the audited historical consolidated financial statements of Bowater for the year ended December 31, 2006 and the notes thereto incorporated by reference in this document. Further accounting policy and presentation differences may be identified after the consummation of the combination and these differences may be material.

The unaudited pro forma condensed combined financial information does not reflect operational and administrative cost savings or synergies that AbitibiBowater estimates may be achieved as a result of the combination, or non-recurring, one-time costs or gains that may be incurred or received as a direct result of the combination. Additionally, allocation of the purchase price to liabilities related to potential reorganizations, restructurings, and severance and retention programs have not been reflected in this initial purchase price allocation because such amounts are not currently known or cannot be reasonably estimated.

Bowater’s stock options, stock appreciation rights and other stock-based awards outstanding, whether vested or unvested, were converted into options, stock appreciation rights or stock-based awards with respect to AbitibiBowater common stock at the exchange ratio of 0.52. Similarly, the exercise prices of the converted stock options or base prices of the converted stock appreciation rights were adjusted by dividing the price by the Bowater exchange ratio.

Note 2: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet to Reflect the Combination

Purchase Price

For accounting purposes, AbitibiBowater is considered to be a continuation of Bowater. As AbitibiBowater is the accounting acquirer of Abitibi, it is therefore Bowater’s historical share prices that have been used to calculate the pro forma purchase price. A fixed exchange ratio has been used for the exchange of both Abitibi shares and Bowater shares. For each share of Abitibi common stock outstanding, Abitibi shareholders will have the right to receive 0.06261 of a share of AbitibiBowater common stock and certain eligible Abitibi shareholders will have the right to elect to receive 0.06261 of an AbitibiBowater Canada exchangeable share (or a combination of the foregoing). For each share of Bowater common stock outstanding, Bowater stockholders have the right to receive 0.52 of a share of AbitibiBowater common stock. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of Bowater’s closing share prices beginning two days before and ending two days after January 29, 2007, the date on which the combination agreement was signed and announced. The Bowater exchange ratio was applied to this average share price, resulting in a price of US$48.79 per issued share.

Abitibi’s stock options, stock appreciation rights and other stock-based awards outstanding, whether vested or unvested, will be converted into options, stock appreciation rights or stock-based awards with respect to AbitibiBowater common stock at the exchange ratio of 0.06261. Similarly, the exercise prices of the converted stock options or base prices of the stock appreciation rights will be adjusted by dividing the price by the Abitibi exchange ratio. The fair value of Abitibi’s vested and unvested stock options was estimated utilizing the Black- Scholes model and the per share purchase price of US$48.79 discussed above. For pro forma purposes, the fair value of vested and unvested equity awards is included as additional purchase price. A final valuation of the unvested stock options will be calculated at the closing date of the combination utilizing the Black-Scholes model and the per share price as of the closing date and will be deducted from the purchase price. The amount allocated to the pro forma purchase price for stock options may change materially depending on the number of unvested stock options outstanding at the closing date. The fair value of the unvested stock options, calculated at the closing date, will be allocated to the post-acquisition period and recognized as compensation expense over the remaining requisite service periods.

Preliminary estimated purchase price and purchase price allocation (in millions of U.S. dollars, except for ratio and price per share amounts):

Number of Abitibi issued and outstanding shares	440.0
Exchange ratio	0.06261

AbitibiBowater exchanged shares	27.6
Price per share	$48.79

Aggregate fair value of Abitibi outstanding shares	$1,344
Estimated fair value of Abitibi’s options and other equity awards	3

Estimated fair value of AbitibiBowater shares, options and other equity awards to be exchanged	1,347
Estimated direct acquisition costs to be incurred by AbitibiBowater	34

Total estimated purchase price	$1,381
Net assets acquired
Total assets—at historical book value	$6,919
Total liabilities—at historical book value	(5,284)
Total purchase price adjustments	(315)

Net identifiable assets acquired, at the preliminary estimate of fair value	1,320

Excess purchase price over the preliminary estimate of fair value of net identifiable assets acquired (Goodwill)	$61

AbitibiBowater has performed a preliminary valuation to determine the fair value for the tangible and intangible assets and liabilities of Abitibi. AbitibiBowater’s preliminary valuation considered the identification and the determination of fair value of identifiable intangible assets such as, but not limited to, water rights, cutting rights, non-contractual customer relationships, patents and trademarks. AbitibiBowater’s preliminary valuation of potential intangible assets has identified fair value for water rights. We do not expect to allocate any separate value to cutting rights as the cutting rights and the underlying depreciable assets would be recognized together as a single asset for financial reporting purposes since the cutting rights cannot be sold, transferred, licensed, rented or exchanged apart from the related assets and have similar useful lives as the related assets. Additionally, we do not expect to allocate any value to patents and trademarks as we expect any value to be assigned to such assets to be de minimis. Most of our products are commodities that are widely available from other producers and have few distinguishing qualities and functional characteristics from producer to producer. Competition for our products in our industry is based primarily on price, which is determined by supply relative to demand. Our preliminary valuation of non-contractual customer relationships indicated that these relationships may have an immaterial value; however, this analysis is subject to finalization. Identification of identifiable intangible assets is preliminary and subject to finalization.

The initial fair value estimates of the tangible and intangible assets and liabilities of Abitibi are preliminary and subject to finalization. AbitibiBowater’s preliminary purchase price allocation resulted in excess purchase price over the preliminary estimate of fair value of net identifiable assets acquired. Identification of additional intangible assets and/or finalization of the fair value of the tangible and intangible assets and liabilities and the purchase price allocation could result in a change to such amounts, including the excess in purchase price over the preliminary estimate of fair value of net identifiable assets acquired. AbitibiBowater is unable at this time to estimate the amount by which goodwill or intangible assets might change.

AbitibiBowater has not currently identified any significant contingent liabilities of Abitibi. However, contingent liabilities associated with the combination could be identified and will be taken into consideration in the finalization of the purchase price allocation. Any increase in liabilities would result in an increase in the amount preliminarily allocated to goodwill. AbitibiBowater is unable at this time to estimate the amount by which goodwill might change.

A Inventories

To increase inventories to fair value less costs to sell to reflect the preliminary purchase price accounting allocation. This non-cash inventory purchase accounting adjustment may impact cost of sales during the first quarter after the closing of the combination, during which time the finished goods inventory on hand on the date of the combination will be consumed. Due to the non-recurring nature of this adjustment, this amount has not been reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of earnings.

B Other current assets

To eliminate prepaid expenses related to Abitibi’s capitalized costs for secondary and tertiary roads to conform to Bowater’s accounting policy for expense recognition. The associated amortization expense has not been eliminated from the unaudited pro forma condensed combined statements of earnings as this amount approximates the annual expense of secondary and tertiary roads.

C Fixed assets, net and Intangible assets

AbitibiBowater has performed a preliminary valuation to determine the fair value for the tangible and intangible assets and liabilities for Abitibi. AbitibiBowater’s preliminary valuation resulted in the fair value of fixed assets of $4,355 million, which resulted in a step-up of $880 million over historical book value. An estimated useful life of 15 years has been used for the fixed assets.

AbitibiBowater’s preliminary valuation of potential intangible assets has identified fair value for water rights in Canada. A preliminary fair value of $763 million for water rights has been reflected in the unaudited pro forma condensed combined balance sheet. This resulted in a fair value purchase price adjustment of $339 million. In Canada, water rights are generally owned by the provincial governments, which also have the right to control water levels. Abitibi has agreements with different governmental authorities in Canada to have rights to use water in order to produce power mainly to be consumed in its pulp and paper manufacturing process. Generally, terms of these agreements vary from 10 to 50 years and are generally renewable, under certain conditions, for additional periods well ahead of the expiration date, while in certain occasions, water rights are granted without expiration dates. Management believes that AbitibiBowater generally will be able to continue meeting the conditions for future renewals. We have assigned an expected useful life of 40 years, which corresponds to the related hydroelectric power plants’ expected useful lives.

We do not expect to allocate any separate value to cutting rights, patents or trademarks. Upon finalization of the fair value of the intangible assets, a minimal value may be assigned to non-contractual customer relationships. Although AbitibiBowater is unable at this time to estimate a fair value amount that would be allocated to non-contractual customer relationships, for pro forma sensitivity analysis purposes, a fair value of $100 million and a 15-year expected useful life would have the following impact (in millions of U.S. dollars, except for per share data):

	Pro Forma Condensed Combined Balance Sheet As of June 30, 2007	Pro Forma Condensed Combined Statement of Earnings for the Six Months ended June 30, 2007	Pro Forma Condensed Combined Statement of Earnings for the Year ended December 31, 2006
Goodwill	$591
Intangible assets	854
Deferred income taxes	723
Depreciation, amortization and cost of timber harvested		$319	$636
Income tax benefit		28	26
Net income		30	20
Net income per share (basic and diluted)		0.52	0.35

The identification and the determination of fair value for intangible assets is subject to finalization. Finalization of the fair value of the tangible and intangible assets could result in a change in these amounts and the pro forma calculation of depreciation and amortization expense.

D Goodwill

To eliminate historical goodwill of Abitibi ($1,176 million) as the value of acquired goodwill is required to be reduced to zero in the preliminary purchase price accounting allocation. This adjustment also reflects the recording of goodwill of $61 million (including $18 million of transaction costs already capitalized by Bowater), which represents the preliminary excess purchase price over net identifiable assets acquired pending the finalization of AbitibiBowater’s valuation of tangible and intangible assets and liabilities.

E Taxes

To tax effect the purchase price allocation pro forma adjustments ($431 million). Actual amounts may differ from the pro forma amounts presented upon finalization of the purchase price allocation and closing of the combination. Additionally, AbitibiBowater has reclassified Abitibi’s deferred income tax assets ($308 million) to deferred income tax liabilities, as the net amount on a pro forma basis is a long-term liability.

F Other assets

To eliminate $33 million of deferred debt issuance costs of Abitibi for purposes of the preliminary purchase price allocation.

G Long-term debt and short-term bank debt

To reclassify amounts outstanding under Abitibi’s revolving facilities ($259 million) from long-term debt, net of current installments, to short-term bank debt to harmonize to Bowater’s presentation. Upon completion of the combination, AbitibiBowater will review its future utilization of the revolving facilities and related presentation in accordance with U.S. GAAP.

H Transaction costs

Bowater will incur approximately $34 million of direct transaction costs and Abitibi will incur approximately $34 million of transactions costs. The unrecorded portions at June 30, 2007 are recognized as accrued liabilities.

I Abitibi long-term debt

To adjust fixed rate long-term debt to fair value based on quoted market prices from a financial institution on June 30, 2007. The fair value of the variable rate long-term debt approximates fair value. The fair value of long-term debt will be remeasured at the closing of the combination and the fair value may change materially.

J Other long-term liabilities

Certain of Abitibi’s hydroelectric power facilities have long-term supply power agreements with third parties. These agreements are at specific rates for the duration of the contracts. AbitibiBowater’s preliminary valuation of the long-term supply power agreements resulted in the recording of a liability of $153 million for contract pricing terms that are unfavorable compared with current market terms. The unfavorable contract liabilities are presented under “Other long-term liabilities” and are amortized over the remaining contractual period of the long-term supply power agreements, which vary between 5 to 40 years.

K New equity structure

To eliminate the historical equity of Abitibi and record the new equity structure. The new equity structure of AbitibiBowater following the combination in dollars and in shares as of June 30, 2007 is as follows:

(Dollars in millions)	Common stock, at par	Exchangeable shares	Additional paid-in capital	Retained (deficit) earnings	Accumulated other comprehensive loss	Treasury stock, at cost	Total shareholders’ equity
AbitibiBowater	$—	$—	$—	$—	$—	$—	$—

Bowater historical equity balances	68	57	1,648	(195)	(374)	(486)	718
Bowater shares canceled (1)	(68)	(57)	(361)	—	—	486	—
Bowater shares exchanged for AbitibiBowater shares (1)	29	57	(86)	—	—	—	—

	29	57	1,201	(195)	(374)	—	718

Abitibi historical equity balances	3,307	—	39	(772)	(939)	—	1,635
Eliminate Abitibi historical equity balances	(3,307)	—	(39)	772	939	—	(1,635)
Abitibi shares exchanged for AbitibiBowater shares (2)	28	—	(28)	—	—	—	—

Record fair value of AbitibiBowater shares to be exchanged for Abitibi shares	—	—	1,347	—	—	—	1,347

	28	—	1,319	—	—	—	1,347

AbitibiBowater	$57	$57	$2,520	$(195)	$(374)	$—	$2,065

(Shares in millions)	Common stock	Exchangeable shares	Treasury stock	Total shares
AbitibiBowater	—	—	—	—
Bowater historical shares	67.8	1.2	(11.6)	57.4
Bowater shares canceled (1)	(67.8)	(1.2)	11.6	(57.4)
Bowater shareholders’ shares exchanged (1)	29.2	0.6	—	29.8
Abitibi historical shares	440.0	—	—	440.0
Eliminate Abitibi historical equity balances	(440.0)	—	—	(440.0)
Abitibi shareholders’ shares exchanged (2)	27.6	—	—	27.6

AbitibiBowater equity	56.8	0.6	—	57.4

(1)	Upon completion of the combination, Bowater shareholders have the right to receive 0.52 of a share of AbitibiBowater common stock, par value of US$1.00, for each share of Bowater common stock they own and upon filing of the AbitibiBowater Canada articles of amendment, each issued and outstanding AbitibiBowater Canada exchangeable share will be changed into 0.52 of a AbitibiBowater Canada exchangeable share, no par value, which will become exchangeable for shares of AbitibiBowater common stock. Bowater treasury stock will be canceled upon completion of the combination.
(2)	Upon completion of the combination, Abitibi shareholders will receive 0.06261 of a share of AbitibiBowater common stock, par value of US$1.00, for each share of Abitibi common stock they own. Subject to the AbitibiBowater Canada exchangeable share limit, Canadian residents who meet certain qualifications can elect to instead receive 0.06261 of an AbitibiBowater Canada exchangeable share, no par value, which will become exchangeable for shares of AbitibiBowater common stock for each AbitibiBowater Canada exchangeable share they own or a combination of shares of AbitibiBowater common stock and Bowater Canada exchangeable shares. For purposes of this pro forma information, we assumed that all Abitibi shareholders will elect to receive shares of AbitibiBowater common stock. AbitibiBowater is unable to determine at this time how many Abitibi shareholders, if any, will elect to receive AbitibiBowater Canada exchangeable shares instead of AbitibiBowater common stock.

Note 3: Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Earnings to Reflect the Combination

L Cost of sales

Pension, post-retirement and post-employment benefits

To adjust for pension, post-retirement and post-employment expenses beginning January 1, 2006 to reflect the fair value of Abitibi’s benefit plans. Expense reduction resulting from the elimination of the actuarial gains and losses and prior service costs associated with Abitibi’s benefit plans has been allocated to cost of sales and to selling and administrative expenses representing an estimated split of the costs between these two financial statement captions. The purchase price expense reduction to cost of sales and selling and administrative expense was $34 million and $4 million for six months ended June 30, 2007, respectively, and $64 million and $8 million for the year ended December 31, 2006, respectively. Upon consummation of the combination, the assets and liabilities associated with Abitibi’s pension, post-retirement and post-employments benefits will be remeasured, resulting in further adjustments to the related expenses. AbitibiBowater is unable at this time to estimate the amount of that adjustment. Obligations for pension and other post-retirement benefits have been determined based upon preliminary actuarial assessments.

Long-term power supply agreements

AbitibiBowater’s preliminary valuation of the long-term supply power agreements at its hydroelectric power facilities resulted in the recording of a liability of $153 million for contract pricing terms that are unfavorable when compared to current market terms. The remaining contractual term of the long-term supply power agreements varies between 5 to 40 years. This purchase price adjustment results in a pro forma expense reduction to cost of sales of $19 million for the six months ended June 30, 2007 and $37 million for the year ended December 31, 2006.

Finalization of the fair value of the tangible and intangible assets could result in a change in these amounts and the pro forma calculation impacting our cost of sales.

M Depreciation and amortization

AbitibiBowater’s preliminary valuation resulted in the fair value of fixed assets of $4,355 million, which resulted in a step-up of $880 million over historical book value. An estimated useful life of 15 years has been used to calculate depreciation expense, which results in pro forma depreciation expense reductions of $35 million for the six months ended June 30, 2007 and $84 million for the year ended December 31, 2006.

AbitibiBowater’s preliminary valuation of potential intangible assets has identified fair value for water rights. A preliminary fair value of $763 million for water rights has been reflected in the unaudited pro forma condensed combined balance sheet. This resulted in a fair value purchase price adjustment of $339 million. We have assigned an expected useful life of 40 years, which results in pro forma amortization expense adjustments of $2 million for the six months ended June 30, 2007 and $5 million for the year ended December 31, 2006.

Finalization of the fair value of the tangible and intangible assets could result in a change in these amounts and the pro forma calculation of depreciation and amortization expense.

N Mill closure and other elements

Represents the reclassification of Abitibi’s mill closure and other elements to cost of sales and net gain on the disposition of assets to conform to Bowater’s presentation.

O Debt discount

To record the amortization of discount on long-term debt resulting from recording assumed Abitibi debt at its estimated fair value.

P Deferred debt issuance costs

Represents the reversal of amortization of deferred debt issuance costs related to debt recognized in Abitibi’s historical consolidated financial statements.

Q Financial expenses

Represents the reclassification of Abitibi’s financial expenses which include interest expense, interest income, and other expenses to interest expense and other income, net to conform to Bowater’s presentation.

R Earnings from equity method investments

Represents the reclassification of Abitibi’s earnings from equity method investments, which are presented net of tax, to other income, net and income tax (provision) benefit to conform to Bowater’s presentation.

S Income Taxes

To tax effect the purchase price accounting allocation pro forma adjustments using the combined statutory rates in effect in the relevant jurisdictions.

T Transaction costs

Abitibi recorded $18 million of transaction costs in mill closure and other elements, which was reclassified to cost of sales, in the six months ended June 30, 2007. These costs have been eliminated as they are non-recurring and directly related to the transaction.

U Diluted earnings per share

For the calculation of diluted earnings per share for AbitibiBowater for the year ended December 31, 2006, no adjustments to net income are necessary to compute net income per basic and diluted share. The dilutive effect of potentially diluted securities is calculated using the treasury stock method. All of Abitibi’s and Bowater’s stock options were excluded from the calculation of diluted loss per share as the impact would have been anti-dilutive. Bowater has 62,463 restricted shares that are potentially dilutive on a pro forma basis. Applying the Bowater exchange ratio of 0.52 of a share results in AbitibiBowater dilutive securities of 32,481. This results in an adjustment of less than 0.1 million to the basic weighted-average number of common shares outstanding of 57.4 million, resulting in diluted common shares outstanding of 57.4 million.

For the calculation of diluted earnings per share for AbitibiBowater for the six months ended June 30, 2007, no adjustments to net income are necessary to compute net income per basic and diluted share. The dilutive effect of potentially diluted securities is calculated using the treasury stock method. All of Abitibi’s and Bowater’s stock options were excluded from the calculation of diluted loss per share as the impact would have been anti-dilutive. Bowater has 284,938 restricted shares that are potentially dilutive on a pro forma basis. Applying the Bowater exchange ratio of 0.52 of a share results in AbitibiBowater dilutive securities of 148,168, which is added to the basic weighted-average number of common shares outstanding of 57.4 million, resulting in diluted common shares outstanding of 57.6 million.